SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 4, 2002

Commission File Number	Exact Name of Registrant as specified in its charter	State or other Jurisdiction of Incorporation	IRS Employer Identification Number
_____________	_____________	_____________	_____________
1-12609 1-2348	PG&E Corporation Pacific Gas and Electric Company	California California	94-3234914 94-0742640

Pacific Gas and Electric Company 77 Beale Street, P. O. Box 770000 San Francisco, California 94177		PG&E Corporation One Market, Spear Tower, Suite 2400 San Francisco, California 94105

(Address of principal executive offices) (Zip Code)

Pacific Gas and Electric Company (415) 973-7000		PG&E Corporation (415) 267-7000

(Registrant's telephone number, including area code)

Item 5. Other Events

A.  Pacific Gas and Electric Company’s 2002 Attrition Revenue Adjustment

          On December 3, 2002, an administrative law judge (ALJ) of the California Public Utilities Commission (CPUC) issued a draft decision proposing to deny Pacific Gas and Electric Company’s (Utility) request for a 2002 attrition revenue adjustment   The Utility has requested an annual increase of $76.7 million to its electric distribution revenue requirement and an annual increase of $19.5 million to its gas distribution revenue requirement to allow for recovery of its capital investments and escalating costs of providing electric and gas distribution services in 2002.

          The ALJ’s draft decision states that the Utility’s “recorded numbers are too stale and the escalation rates too uncertain to sustain a finding increasing rates” and that any increase in rates would require a general rate case.

          Comments on the draft decision are due December 23, 2002.  When the CPUC acts on the draft decision, it may adopt all or part of it as written, amend or modify it, or set it aside and prepare its own decision.

          Neither PG&E Corporation nor the Utility can predict the outcome of this matter.

B.  Pacific Gas and Electric Company Bankruptcy - Monthly Operating Report

          On December 2, 2002, the Utility filed its monthly operating report for the month ended October 31, 2002 with the U.S. Bankruptcy Court for the Northern District of California.  The Utility's monthly operating report includes an unaudited income statement for the month and an unaudited balance sheet dated as of the end of the month.  These unaudited financial statements are attached as Exhibit 99 to this report. Although not included in Exhibit 99, the monthly operating report also includes a statement of receipts and disbursements, as well as other information.  The preliminary financial statements were prepared using certain assumptions and estimates that are subject to revision.  Any adjustments for these estimates (based upon changes in facts and circumstances, further analysis, and other factors) will be reflected in the financial statements in the period during which such adjustments are made.  These adjustments could have a material impact on reported results in the future.

Item 7. Financial Statements, Pro Forma Financial Information, and Exhibits

Exhibit 99 - Pacific Gas and Electric Company Income Statement for the month ended October 31, 2002, and Balance Sheet dated October 31, 2002.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION
By: CHRISTOPHER P. JOHNS

CHRISTOPHER P. JOHNS Senior Vice President and Controller

PACIFIC GAS AND ELECTRIC COMPANY
By: LINDA Y.H. CHENG

LINDA Y.H.CHENG Corporate Secretary

Dated:  December 4, 2002